UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

August 10, 2010

Date of Report (date of earliest event reported)

SOLTA MEDICAL, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-33123	68-0373593
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

25881 Industrial Boulevard, Hayward, California 94545

(Address of principal executive offices)

(510) 782-2286

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On August 10, 2010, Solta Medical, Inc. (“Solta” or the “Company”) and William E. Brodie, the Company’s Vice President of Global Sales, entered into a letter agreement regarding Mr. Brodie’s relocation assistance package (the “Letter Agreement”).

Pursuant to the Letter Agreement, Mr. Brodie is entitled to receive an increase in annual base salary from $233,000 to $260,000 starting August 1, 2010. Mr. Brodie is also entitled to receive (i) moving expenses and (ii) mortgage assistance for his existing house on a monthly basis until the earlier of three years or when such house is sold; provided, however, that the aggregate amount shall not exceed $124,000. In addition, the Company shall pay the rental deposit on Mr. Brodie’s new residence and provide for the gross up at a 40 percent rate of the taxable portion of the applicable benefits mentioned above.

In the event that Mr. Brodie terminates employment with the Company, Mr. Brodie shall repay the Company any and all relocation expenses according to the following schedule: 100 percent prior to the three month anniversary, 75 percent prior to the six month anniversary, 50 percent prior to the nine month anniversary and 25 percent prior to the 12 month anniversary of the date of the Letter Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOLTA MEDICAL, INC.

Date: August 13, 2010	By:	/S/ JOHN F. GLENN
John F. Glenn
Chief Financial Officer